Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES 222-UNIT APARTMENT COMMUNITY
IN INDIANA FOR $24.23 MILLION

IRVINE, Calif., June 4, 2014 - Steadfast Income REIT, Inc. announced today that it acquired Oak Crossing, a 222-unit apartment community in Fort Wayne, Ind., for $24.23 million. This brings the REIT’s total portfolio to 67 communities in 11 Midwestern and Southern states.
“This is a high-quality property located within a mile from the newly built, highly acclaimed Parkview Regional Medical Center,” said Ella Shaw Neyland, president of Steadfast Income REIT. “We believe the market’s long-term apartment performance outlook looks promising and bright.”
Oak Crossing is a Class A apartment community completed in 2013 that is comprised of 12 garden-style buildings with one-, two-, and three-bedroom units that average 1,000 square feet. Average in-place rents are $952. Each unit comes with a private balcony/patio, washer and dryer, spacious walk-in closets and a full complement of kitchen appliances. Select floor plans come with attached garages, and there are detached garages available for rent. Oak Crossing is currently 94% occupied and provides residents with resort-style amenities, such as a fitness center, swimming pool, clubhouse with a stone fireplace, business center and grilling area.
Oak Crossing is situated along the Dupont corridor-just minutes away from prime shopping and dining destinations. Within a five‐mile radius, there are nearly 5,000 businesses, including major employers such as Steel Dynamics, General Motors Truck and Bus Group, Lincoln Financial Group and BF Goodrich. Interstate 69 provides convenient access to Indianapolis.

Oak Crossing is the REIT’s third property in the state. It also owns the 268-unit Lodge at Trails Edge in Indianapolis and the 250-unit Sycamore Terrace in Terre Haute.
With this latest acquisition, the REIT has acquired approximately 16,700 units in Alabama, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas.
About Steadfast Income REIT
Steadfast Income REIT has invested more than $1.6 billion in 67 apartment communities in 11 Midwestern and Southern states. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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